Exhibit 10.1

EXECUTIVE TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Transition Agreement”) is entered into as of March 28, 2020, by and between Andrew Borene (“Executive”) and Cipherloc Corporation, a Texas corporation (the “Company”). The signatories to this Agreement will be referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer and President since November 25, 2019, pursuant to the terms of that certain Executive Agreement made by and between the Parties, effective as of November 25, 2019 (the “Executive Agreement”);

WHEREAS, Executive has served as a member of the Company’s Board of Directors (the “Board”) since December 20, 2019;

WHEREAS, an unforeseen national pandemic emergency, combined with unprecedented economic challenges, have created conditions requiring mutual sacrifice to support the Company’s cost-reduction efforts;

WHEREAS, because of the aforementioned national emergency and economic challenges (and not because of any performance issues), the Parties have agreed that Executive will be separated from the Company, effective March 28, 2020 (the “Separation Date”);

WHEREAS, Executive has agreed to accept reduced severance benefits, among other things, that might otherwise be due to him under the terms of the Executive Agreement in order to allow the Company to conserve its limited resources, to allow the Company to make payments of severance compensation to other employees, and to permit Executive to transition out of his current roles without delay;

WHEREAS, Executive and the Company desire, pursuant to the terms and conditions of this Transition Agreement, to enter into this Transition Agreement to set forth the Parties’ rights and obligations existing as of and after the Separation Date.

NOW THEREFORE, in consideration of the premises, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby AGREE AS FOLLOWS:

1. Release and Waiver Agreement. The Parties acknowledge and understand that this Transition Agreement is a release and waiver contract, and that this document is legally binding. The Parties acknowledge and understand that this Agreement applies only to claims which accrue or have accrued prior to the Effective Date (as that term is defined below).

2. Separation/Resignation as Board Member. Executive and the Company acknowledge that Executive’s employment with the Company shall be deemed to have concluded on the Separation Date. Additionally, in return for the Company’s execution of this Transition Agreement, Executive hereby waives any “severance” or “company sale or liquidation bonus” obligations set forth in any agreement between Executive and the Company, including any such obligations set forth in the Executive Agreement, as well as any stock options he may have been awarded or entitled to receive under the terms of any agreement between Executive and the Company. Additionally, Executive agrees to resign from the Board no later than twenty-four (24) hours after the Effective Date (as that term is defined below) and, further, he agrees to execute any documents provided by the Company to effectuate such resignation.

3. Review Period; Revocation Period. Executive understands that he has twenty-one (21) calendar days from March 28, 2020 (the “Delivery Date”) to decide whether or not to sign this Transition Agreement (the “Consideration Period”), during which time Executive may seek counsel. The Parties agree that any changes to this Transition Agreement after the Delivery Date, whether material or immaterial, will not restart the running of the Consideration Period. Executive can accept this Transition Agreement at any time before the close of business on the 21st day after the Delivery Date by signing and returning it (via US post, overnight delivery, or hand delivery (to 2200 Ross Avenue, 24th Floor, Dallas, TX 75201)) to the attention of Stephen E. Fox, or by electronic mail (to sfox@sheppardmullin.com). Executive acknowledges and understands that he may revoke or cancel his acceptance of this Transition Agreement by so notifying Stephen E. Fox in writing via US post, overnight delivery, or hand delivery or by electronic mail (to the addresses set forth in this Section 3) no later than seven (7) days after Executive returns an executed version of this Transition Agreement (the “Revocation Period”). Executive understands and acknowledges that, if he revokes his acceptance of this Transition Agreement within the Revocation Period, he will not receive any of the consideration set forth in this Transition Agreement, and this Transition Agreement will be void. If Executive does not revoke his acceptance within the Revocation Period, this Transition Agreement will become effective and enforceable on the eighth calendar day after Executive returns an executed version of the Transition Agreement to Stephen E. Fox (at the addresses set forth in this Section 3) (the “Effective Date”).

4. Separation Consideration to Executive. In exchange for the promises made, covenants contained, and consideration provided by Executive in this Transition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company agrees to provide the following monetary benefits and other consideration to Executive:

A. The Company agrees to pay Executive the total sum of $182,000.00, less deductions for applicable taxes, in one lump sum payment 24 hours after the Effective Date. The consideration referenced in this Section 4(A) shall be referred to herein as the “Separation Consideration”.

B. If Executive takes any legal action to challenge the enforceability of this Transition Agreement for any reason, including, without limitation, that Executive did not knowingly or voluntarily enter into this Transition Agreement, Executive agrees that he will first return to the Company the full amount of the Separation Consideration received by him under this Transition Agreement.

C. Executive acknowledges that the Separation Consideration does not constitute an “exit incentive or other employment termination program offered to a group or class of Executives” within the meaning of federal law. Moreover, Executive acknowledges that the Separation Consideration represents good and sufficient consideration for the promises set forth in this Transition Agreement, including the promises set forth in Section 5.

D. Indemnification for Specific Acts, Omissions and Events. In addition to the Separation Consideration, the Parties agree that, subject to applicable law, Executive shall be provided indemnification as permitted by the Company’s governing documents, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Company in good faith based on principles consistently applied (subject to such limited exceptions as the Company may approve in cases of hardship) and on terms no less favorable than those provided to any other Company executive officer or director. Such rights shall include, to the extent permitted by applicable law, the right to be paid by the Company, on terms no less favorable than those provided to any other Company executive officer or director, the legal fees that may arise in defending individual claims against Executive made in connection with his role as an officer or director of the Company and to which Executive is entitled to in advance of a final disposition. The foregoing advancement shall be subject to (i) Executive granting an ‘allied-litigant’ privilege for the Company and its attorneys and (ii) the receipt by the Company of an undertaking by Executive in form reasonably satisfactory to the Company to repay such amounts, or a portion thereof, if it shall ultimately be adjudicated that Executive is not entitled to be indemnified by the Company pursuant hereto or as otherwise permitted by law. It is expressly understood and agreed by the parties hereto that the Executive shall not be liable for any act or matters arising out of any act committed by Company officers prior to, or after, the Executive’s tenure at the Company.

E. General Release by the Company. The Company, for itself, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, administrators and insurers IRREVOCABLY and UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Executive, his attorneys, heirs, assigns, successors, executors and administrators (hereinafter collectively referred to as “Executive Releasees”), from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, damages, and expenses (including attorney’s fees and expenses) whatsoever, other than any arising under this Agreement, under any municipal, local, state, or federal law, common law or statute, whether arising in contract or tort whether known or unknown and whether connected with the employment of Employee by Company, or the termination thereof, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

F. Scope of Release. Executive acknowledges and agrees that the Company is not waiving or releasing any rights or claims that may arise after the Effective Date, including Claims (as that term is defined below) arising from or related to a breach of this Transition Agreement; and (ii) the Company is not waiving or releasing any rights or claims which cannot be waived by law.

G. Non-Disparagement. The Company’s officers and members of the Board will not engage in any conduct or communications (verbal or written) which denigrates, disparages, or harms the personal reputation of Executive. Such conduct shall include, but not be limited to, any disparaging, defamatory, or negative statements, comments or opinions made verbally or in writing about Executive, including disparaging, defamatory, or negative statements, comments or opinions concerning Executive’s method of doing business or employment practices. The restrictions in this Section 4(H) shall not apply to any responses the Company is required to make in compliance with applicable law.

5. Consideration to the Company. In exchange for the promises made, covenants contained, and consideration provided by the Company in this Transition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive agrees to the following terms:

A. Reduction of Severance Payment. Executive agrees to accept the Separation Consideration in lieu of any severance or separation payments he might have been entitled to receive under the terms of the Executive Agreement.

B. Final Wages and Expense Reimbursement. Aside from future payment of the Separation Consideration, Executive acknowledges and agrees that, as to the Delivery Date, he has received all wages, bonuses, commission payments, and vacation and/or paid-time off payments due him for work performed through the Separation Date. Further, as of the Separation Date, he has submitted for reimbursement of any and all business expenses incurred during and in connection with his employment with the Company, and the Company agrees that it will pay those expenses on the March 31, 2020 payroll. Executive further affirms and agrees that he is waiving any rights under the terms of the Executive Agreement to receive any commissions, bonuses, or paid time off that may have accrued as of the Separation Date.

C. Releases.

(1) General Release by Executive. Executive, individually and on behalf of his descendants, dependents, heirs, executors, trustees, administrators, assigns, and successors, knowingly and voluntarily releases and forever discharges the Released Parties (as defined below) from any and all manner of actions, causes of action, suits, debts, contracts, agreements, promises, liability, claims, demands, damages, compensation, loss, cost, or expense, of any nature whatsoever, known or unknown, in law or in equity (hereinafter “Claims”), which Executive now has or may have against the Company, its divisions, subsidiaries, and related or affiliated entities, and each of their associates, owners, representatives, trustees, shareholders, members, directors, officers, partners, employees, insurers, contractors, agents, and attorneys, past or present, and all persons acting by, through, under, or in concert with any of them, and all predecessors, successors, and assigns thereof (collectively the “Released Parties”) arising out of, based upon, or indirectly or directly related to any matter, cause, or thing that occurs, accrues, or otherwise exists on or before the Effective Date of this Agreement. Claims released by Executive include, without limitation, claims relating to or arising out of (i) Executive’s hiring, compensation, benefits, and employment with the Company; (ii) Executive’s transition from employment with the Company; (iii) any salary, claimed bonus, or any other compensation or reimbursement payments, and (iv) all Claims arising out of Executive’s employment, known or unknown, that could or have been asserted by him against the Company, at law or in equity, or sounding in contract, express or implied (including breach of or any rights under any agreement to which Executive, on the one hand, and the Company, on the other hand, are parties), sounding in tort, and any and all fraud-based Claims. Claims released specifically include, but are not limited to, any Claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, all Claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Sarbanes Oxley Act, the Occupational Safety and Health Act, the Uniform Services and Employment and Re- Employment Rights Act, the Worker Adjustment Retraining Notification Act, the Lilly Ledbetter Act, the Genetic Information and Nondiscrimination Act, the Employment Non-Discrimination Act, the National Labor Relations Act, the retaliation provisions of the Fair Labor Standards Act, the Labor Management Relations Act, and any other similar or equivalent federal, state, or local laws, all as amended; all Claims under any federal, state, local, municipal, or common law concerning whistleblower protection; and all Claims arising under the Employee Retirement Income Security Act of 1974, as amended. This release is intended to apply to any rights Executive may have under any Company policy or practice, any employment agreement that may exist between Executive and the Company including any bonus, commission, or incentive plan, and all other compensation not specifically set forth herein.

(2) ADEA Release. Executive acknowledges and agrees that his release and waiver of Claims also includes all Claims under the ADEA, as amended, including by the Older Workers Benefit Protection Act, and any municipal, state, or federal law regarding age discrimination. The following terms and conditions apply to and are part of the release of ADEA claims under this Agreement: (i) Executive is not waiving or releasing a claim challenging the validity of his release and waiver of Claims based on the ADEA; and (ii) Executive is not waiving or releasing any right or claim under the ADEA that may arise after the Effective Date of this Agreement.

(3) Covenant Not to Sue. Executive covenants and agrees that he will not initiate, or cause to be initiated, any action or cause of action against any of the Released Parties in the future asserting any Claims covered by the release set forth herein. Executive further agrees to indemnify the Released Parties for (i) any additional sum of money that any of them may hereafter be compelled to pay Executive, and (ii) any of the Released Parties’ legal fees, costs, and expenses associated therewith, on account of Executive bringing or allowing to be brought on his behalf any legal action based directly or indirectly upon the claims covered by the release.

(4) No Interference with Rights. The Parties agree that nothing in this Transition Agreement shall be construed to limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local government agency or commission (collectively “Government Agency”). Further, the Parties agree that this Transition Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company.

(5) Scope of Release. Executive acknowledges and agrees that (i) the consideration provided under this Agreement shall be the sole relief to him for the released Claims, and Executive is not entitled to recover, and agrees to waive, any monetary benefits or recovery against the Released Parties in connection with any charge filed with or investigation by any Government Agency, without regard to who filed such charge or initiated such investigation; (ii) Executive is not waiving or releasing any rights or claims that may arise after the Effective Date, including Claims arising from or related to a breach of this Transition Agreement; and (iii) Executive is not waiving or releasing any rights or claims which cannot be waived by law, including, but not limited to, his right to workers’ compensation or to pursue claims for vested pension benefits. However, Executive’s release and waiver of Claims in this Agreement includes any Claims that currently exist and/or have been asserted by him in any forum, venue, or judicial or administrative proceeding.

D. Cooperation. Executive agrees to cooperate with the Company: (i) regarding the transition of any business matters Executive handled or had involvement with on behalf of the Company; and (ii) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any of the Released Parties that relate in any way to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of the Company at mutually convenient times. The Company will reimburse Executive for reasonable, pre-approved out-of-pocket costs and expenses (but not including attorneys’ fees for a personal attorney, or compensation for time that Executive incurs in connection with fulfilling his obligations under this Section 5(D) to the extent permitted by law). Notwithstanding anything herein to the contrary, nothing in this Transition Agreement is intended to prohibit, restrict, or otherwise discourage Executive from making reports of unsafe, wrongful, or illegal conduct to any agency or branch of the local, state, or federal government, including law enforcement authorities, the SEC, or any other lawful authority. Specifically, nothing in this Transition Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

E. Non-Disparagement. Executive hereby agrees not engage in any conduct or communications (verbal or written) which denigrates, disparages, or harms the business and/or personal reputation of the Company or any of the Released Parties. Such conduct shall include, but not be limited to, any disparaging, defamatory, or negative statements, comments or opinions made verbally or in writing by Executive about the Company, or its officers, directors, owners, shareholders, or employees, including disparaging, defamatory, or negative statements, comments or opinions concerning the Company’s products, services, methods of doing business, or employment practices. Executive will not discuss or otherwise disclose to anyone, including, but not limited to, the press or media or any organization or individual associated with the press or media, any allegations of wrongdoing made against the Company. The restrictions in this Section 5(E) shall not apply to any responses Executive is required to make in compliance with applicable law.

F. Press Release Language. Executive shall have a right of prior review of and to provide comments upon any written language used in Section 8K filings, press releases, or other public releases related to this mutually-agreed transition.

G. Survival of Pre-Existing Obligations; Confirmation of Access to Company Confidential Information; Non-Disclosure Promise. Return of Company Information.

(1) Survival of Pre-Existing Obligations. Except as otherwise provided here, this Transition Agreement does not amend, modify, restrict, alter or change in any way the terms set forth in the Confidentiality and Non-Competition Agreement, made effective November 25, 2019, by and between the Company and Executive, which terms shall survive Executive’s termination, or in any other agreement between the Parties addressing: (i) inventions, (ii) confidential and proprietary information, (iii) non-competition, and/or (iv) non-solicitation.

(2) Confirmation of Access to Company Confidential Information/Non-Disclosure Promise. During his employment with the Company, Executive acknowledges and confirms that the Company provided him with access to certain proprietary information relevant to his position and duties (and Executive acknowledges that, prior to his association with the Company, he was unfamiliar with such information), as well as specialized training and instruction about the Company’s business relevant to his position and duties (collectively, “Confidential Information”)1. Executive agrees that all Confidential Information is and shall be the exclusive property of the Company. Executive further agrees that all Confidential Information made available to him or that he conceives, creates, develops, reduces to paper, or compiles, either alone or with others, during the term of his association with Employer, shall be the exclusive property of the Company. Executive further agrees to preserve in confidence and not disclose, use, distribute, copy, publish, summarize or remove, after the termination of his association with the Company, any Confidential Information.

1 “Confidential Information” is information acquired by Executive in the course and scope of his activities for Employer (i) that is designated as “confidential” by the Company, or (ii) that federal or state law, or the Company indicates through its policies, procedures, or other instructions, should not be disclosed to anyone outside of the Company except through controlled means, or (iii) that is or should be reasonably understood by Executive to be confidential; provided, however, that Confidential Information shall not include information that is generally available to the public in its compiled form or that is properly obtained by Executive from a completely independent source under no obligation of confidentiality. Confidential Information may be provided in any form, including electronic, oral, visual, or written form, whether or not it is marked as being confidential. Confidential Information need not be a trade secret or know-how to be protected under this Agreement. By way of illustration, but not limitation, Confidential Information includes any confidential information about the business, methods, business plans, operations, products, processes, and services of the Company. Confidential Information shall also include, without limitation, information pertaining to: (i) the identities of the Company’s customers or clients; (ii) the volume of business and the nature of the business relationship between the Company and its customers or clients; (iii) the Company’s billing practices, as well as the pricing of the Company’s products and services, including any deviations from its standard pricing; (iv) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (v) the Company’s business plans and strategies, marketing and sales plans and strategies, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information about the Company’s financial results and business condition; and (vii) computer programs, software, source code, and program designs developed by or for the Company and/or tailored to its needs by its employees, independent contractors, consultants or vendors. Confidential Information also includes any information found in documents provided to the Company by its customers or clients. Confidential Information may be contained on the Company’s computer network, in computerized documents or files, or in any written or printed documents, including written reports summarizing such information.

H. Return of Property. As of the Execution Date, Company acknowledges that Executive has returned all Company property that is required to be returned.

6. Miscellaneous.

A. Entire Agreement. This Transition Agreement supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter herein, other than any prior non-disclosure, non-competition, or non-solicitation agreement, which is re-affirmed by Executive as consideration for this Transition Agreement. The Parties acknowledge and agree that there have been no representations, promises, understandings, or agreements made by either Party as an inducement for the other Party to enter into this Transition Agreement other than what are expressly set forth and contained in the terms of this Transition Agreement.

B. Severability. If any provision of this Transition Agreement shall be determined by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall remain effective and legally binding, and the void or unenforceable term shall be modified to the extent necessary to render it enforceable under applicable law.

C. Modification. Except as otherwise provided herein, the Parties agree that alterations, amendments, modifications, or changes to this Transition Agreement may only be made in a written document that specifically references this Transition Agreement and is signed by an authorized representative of each Party. The Parties cannot orally agree to alter, amend, modify, or in any way change the terms of this Transition Agreement. The Parties further agree that evidence of prior promises, commitments, agreements, arrangements, or understandings cannot be used to attempt to alter, amend, modify, or in any way change the written terms of this Transition Agreement.

D. Reliance. Executive hereby represents and acknowledges that in signing this Transition Agreement, he does not rely, and has not relied, upon any representation or statement not set forth in this Transition Agreement made by the Company or by any of its employees, managers, officers, directors, agents, representatives, or attorneys with regard to the subject matter of this Transition Agreement.

E. Construction of Agreement/Counterparts. The Parties acknowledge and agree that this Transition Agreement shall not be construed more favorably in favor of one Party than another based upon which Party drafted same, it being acknowledged and agreed that the Parties all contributed substantially to the negotiation and preparation of this Transition Agreement. This Transition Agreement can be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all Parties hereto had signed the same signature page. A facsimile or e-mail copy of any Party’s signature is as legally binding as the original signature.

F. Binding Agreement/Non-Assignment of Claims. This Transition Agreement shall inure to the benefit of, be binding upon, and be enforceable by Executive’s legal representatives. This Transition Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Released Parties. By signing this Transition Agreement, Executive represents and warrants that he has not assigned to any third party any claim involving the Company or authorized any third party to assert on her behalf any claims against the Company.

G. Notices. All notices, requests, demands and other communications under this Transition Agreement shall be in writing and delivered by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses:

If to Executive:

Andrew Borene

c/o David S. Jonas, Attorney at Law

1751 Pinnacle Drive, Suite 1000

Tysons, VA 22102

If to CipherLoc Corporation, to:

Sheppard, Mullin, Richter & Hampton LLP
2200 Ross Avenue, 24th Floor

Dallas, Texas 75201

Attention: Stephen Fox (sfox@sheppardmullin.com)

H. Governing Law and Forum. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Transition Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles or provisions of any state or jurisdiction. It is stipulated by both Parties that Texas has a compelling state interest in the subject matter of this Transition Agreement, although Executive has not had and will not have regular contact with Texas in the performance of this Transition Agreement. Further, the Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Travis County, Texas or, if a mandatory venue provision is applicable, to the jurisdiction of any other federal or state court within the State of Texas required to hear such matter by any such applicable mandatory venue provision. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdiction by suit on the judgment or in any other manner provided by law.

I. Knowing and Voluntary Agreement. Executive acknowledges and agrees that (i) after he received a copy of this Transition Agreement in writing, he has been granted a reasonable time to consider the terms of this Transition Agreement; (ii) he has personally read this Transition Agreement; (iii) he fully understands its contents; and (iv) he enters into this Transition Agreement knowingly, voluntarily, and after any consultations with his attorney or other advisor, as he deems appropriate.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, this Transition and Release Agreement has been executed by each of the listed Parties below:

Andrew Borene	CipherLoc Corporation

/s/ Andrew Borene	/s/ Milton Mattox
Signature	Signature

March 28, 2020	Milton Mattox
Date	Printed Name

Chief Operating Officer
Title

March 29, 2020
Date

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